Exhibit 99.1

Gouverneur Bancorp, Inc. Announces Fiscal 2025 First Quarter Results

Gouverneur, New York, January 24, 2025: Gouverneur Bancorp, Inc. (OTCQB: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), today announced the Company’s results for the first quarter of fiscal year 2025 ended December 31, 2024.

The Company reported net income of $160,000, or $0.15 per basic and diluted share, for the quarter ended December 31, 2024, compared to net income of $118,000, or $0.11 per basic and diluted share, for the quarter ended December 31, 2023.

Summary of Financial Results

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans and securities, and the interest we pay on our interest-bearing liabilities, consisting of savings and club accounts, NOW and money market accounts and time certificates. Our results of operations also are affected by our provisions for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges, earnings on bank owned life insurance and loan servicing fees. Non-interest expense currently consists primarily of salaries and employee benefits, directors’ fees, occupancy and data processing expense and professional fees. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets decreased by $0.5 million or 0.25%, from $197.3 million at September 30, 2024 to $196.8 million at December 31, 2024. Securities available for sale decreased $1.8 million, or 4.00%, from $45.3 million as of September 30, 2024 to $43.5 million as of December 31, 2024 as the Bank received principal paydowns and maturities along with a decrease in the market value as market rates fluctuate. Net loans increased by $0.7 million or 0.54%, from September 30, 2024 to December 31, 2024. The Bank made a $15,000 provision for credit loss during the first quarter of fiscal 2025, a decrease from the $70,000 provision made in the same period of fiscal 2024.

Deposits decreased $0.2 million or 0.14%, to $159.7 million at December 31, 2024 from $159.9 million at September 30, 2024 due to seasonal fluctuations. The Bank currently holds no Federal Home Loan Bank (FHLB) advances or brokered deposits.

Shareholders’ equity was $31.7 million at December 31, 2024, representing a decrease of 3.12% from the September 30, 2024 balance of $32.8 million. The decrease in shareholders’ equity was primarily a result of a $1.1 million decrease to the market value of the securities portfolio included in accumulated other comprehensive loss. The Company declared dividends of $0.08 per share totaling $89,000 during the three months ended December 31, 2024. The Company’s book value was $28.68 per common share based on 1,107,134 shares issued and 1,106,790 shares outstanding at December 31, 2024. The Company’s book value was $29.59 per common share based on 1,107,134 shares issued and outstanding at September 30, 2024.

Total interest income increased $38,000, or 1.79%, from $2.1 million for the quarter ended December 31, 2023 to $2.2 million for the quarter ended December 31, 2024. Interest income on loans increased $91,000, or 5.68%, from $1.6 million for the quarter ended December 31, 2023 to $1.7 million for the quarter ended December 31, 2024 due to an increase in market rates resulting in higher interest rates on loan originations and repricing.

Total interest expense increased $77,000, or 23.77%, from $324,000 for the quarter ended December 31, 2023 to $401,000 for the quarter ended December 31, 2024. Interest expense on deposits increased $158,000, from $243,000 for the quarter ended December 31, 2023 to $401,000 for the quarter ended December 31, 2024. Interest expense on FHLB borrowings decreased $131,000 as the Bank currently holds no FHLB advances.

Net interest spread, the difference between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities, was 3.78% for the quarter ended December 31, 2024 and 3.84% for the quarter ended December 31, 2023 as interest rates on interest bearing deposits increased faster than the interest rates on loans during fiscal 2024.

Non-interest income increased $97,000, from $147,000 for the quarter ended December 31, 2023 to $244,000 for the quarter ended December 31, 2024. This includes the unrealized market value loss on swap agreements held with FHLBNY of $9,000 and $143,000 for the quarters ended December 31, 2024 and 2023, respectively. Other non-interest income increased $52,000 compared to the same period last year, primarily due to the recognition of additional income from a tax-related refund.

Financial and Operational Metrics (GAAP)

	12/31/2024	09/30/2024

	(In Thousands)
	(unaudited)
Statement of Condition
Assets
Cash and Cash Equivalents	$7,013	$6,370
Securities Available-for-Sale	43,534	45,348
Loans Receivable, Net of Allowance for Credit Losses and Deferred Loan Fees	124,927	124,257
Premises and Equipment, Net	2,933	2,924
Goodwill and Intangible Assets	5,808	5,901
Accrued Interest Receivable and Other Assets	12,561	12,460
Total Assets	$196,776	$197,260

Liabilities and Shareholders’ Equity
Deposits	$159,672	$159,902
Accrued Interest Payable and Other Liabilities	5,361	4,593
Total Liabilities	165,033	164,495

Common Stock (and related surplus)	6,501	6,498
Retained Earnings	28,484	28,413
Accumulated Other Comprehensive Loss	(2,737)	(1,606)
Other Equity Capital Components	(505)	(540)
Total Shareholders’ Equity	31,743	32,765
Total Liabilities and Shareholders’ Equity	$196,776	$197,260

	For the Quarter Ended
	12/31/2024	12/31/2023

	(In Thousands except per share data)
	(unaudited)
Statement of Earnings
Interest Income	$2,166	$2,128
Interest Expense	401	324
Net Interest Income	1,765	1,804

Provision for Credit Loss	15	70
Net Interest Income After Provision for Credit Loss	1,750	1,734

Non-interest Income	244	147
Non-interest Expenses	1,835	1,780

Income Before Income Tax Benefit	159	101
Income Tax Benefit	(1)	(17)
Net Income	$160	$118

Performance Ratios
Basic and Diluted Earnings per Share	$0.15	$0.11
Annualized Return on Average Assets	0.32%	0.23%
Annualized Return on Average Equity	1.97%	1.61%
Net Interest Spread	3.78%	3.84%

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals. At December 31, 2024, Gouverneur Bancorp, Inc. had total assets of $196.8 million, total deposits of $159.7 million and total stockholders’ equity of $31.7 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: the ability to successfully integrate acquired entities, such as Citizens Bank of Cape Vincent, which we acquired on September 16, 2022, and realize expected cost savings associated with completed mergers and acquisitions; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; our ability to attract and retain key employees; our ability to maintain the security of our data processing and information technology systems; and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024, which is available through the SEC’s EDGAR website located at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company and the Bank assume no obligation to update any forward-looking statements.

For more information, contact Robert W. Barlow, President and Chief Executive Officer at (315) 287-2600.